Free Writing Prospectus, dated February 27, 2025
Filed pursuant to Rule 433 under the Securities Act of 1933
Supplementing the Preliminary Prospectus, dated January 27, 2025
Registration Statement Nos. 333-283875 and 333-283875-01

This Preliminary Term Sheet has been prepared solely for informational purposes and is not an offer to buy or sell or a solicitation of an offer to buy or sell any energy transition bonds in any jurisdiction where such offer or sale is prohibited. Please read the important information and qualifications on pages 1 and 2 of this Preliminary Term Sheet.

Cleco Securitization II LLC
(Issuing Entity)

PRELIMINARY TERM SHEET

$305,000,000 Series 2025-A Senior Secured Energy Transition Bonds

Issuing Entity:	Cleco Securitization II LLC

Sponsor, Depositor and Initial Servicer:	Cleco Power LLC (“Cleco Power”)

Trustee:	The Bank of New York Mellon Trust Company, National Association

Joint Bookrunners:	J.P. Morgan Securities LLC SMBC Nikko Securities America, Inc.

Expected Ratings (Moody’s/S&P):	Aaa (sf)/AAA (sf)(1)

Payment Dates(2):	June 1 and December 1, commencing December 1, 2025

Initial Energy Transition Charges as a Percentage of Customer’s Total Electricity Bill:
Cleco Power estimates that on an annualized basis the initial energy transition charges would represent approximately 3%(3) of the total bill received by a 1,000 kWh residential customer of Cleco Power based on rates as of February 19, 2025.

Aggregate Securitization Charges as a Percentage of Customer’s Total Electricity Bill:
Combined with the storm recovery charges associated with the storm recovery bonds issued in June 2022, Cleco Power estimates the aggregate charges on an annualized basis would represent approximately 6% (3) of the total bill (5% (3) of the total bill net of surcredits) received by a 1,000 kWh residential customer of Cleco Power based on rates as of February 19, 2025.

(1)	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
(2)	In any case where the date on which payment is due shall not be a Business Day, then payment may be made on the next Business Day.
(3)	Preliminary, subject to change.

Tranche	Principal Amount Offered*	Expected Weighted Average Life (years)*	Scheduled Final Payment Date*	Final Maturity Date*	CUSIP	ISIN
A-1	$100,000,000	5.63	12/01/2034	12/01/2036	185516AA9	US185516AA95
A-2	$205,000,000	15.70	06/01/2045	06/01/2047	185516AB7	US185516AB78

* Preliminary, subject to change

Cleco Power and the Issuing Entity have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Cleco Power and the Issuing Entity have filed with the SEC for more complete information about the Issuing Entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Cleco Power, the Issuing Entity, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Cleco Power collect at 1-318-484-7400, J.P. Morgan Securities LLC toll-free at 1-800-408-1016 or SMBC Nikko Securities America, Inc. toll-free at 1-833-240-3184.

This Preliminary Term Sheet is not required to contain all information that is required to be included in the prospectus for the securities offering to which this Preliminary Term Sheet relates. The prospectus contains material information not contained herein, and the prospective purchasers are referred to the prospectus, including the final prospectus. This Preliminary Term Sheet is not an offer to sell or a solicitation of an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted.

The information in this Preliminary Term Sheet is preliminary and may be superseded by an additional term sheet provided to you prior to the time you enter into a contract of sale. This Preliminary Term Sheet is being delivered to you solely to provide you with information about the offering of the securities referred to herein. The securities are being offered when, as and if issued. In particular, you are advised that these securities, and the energy transition charges securing them, are subject to modification or revision (including, among other things, the possibility that one or more tranches of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials. The Issuing Entity’s obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PRELIMINARY TERM SHEET IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Price and availability of the energy transition bonds are subject to change without notice.

A contract of sale will come into being no sooner than the date on which the relevant tranche of the energy transition bonds has been priced and the underwriters have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by the underwriters, will not create binding contractual obligations for you or the underwriters (or any other person or entity). You may withdraw your offer to purchase securities at any time prior to the underwriters’ acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this Preliminary Term Sheet is attached relating to (i) these materials not constituting an offer (or a solicitation of an offer), (ii) no representation that these materials are accurate or complete and may not be updated or (iii) these materials possibly being confidential are not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

EXPECTED SINKING FUND SCHEDULE

Date*	Tranche A-1*	Tranche A-2*
December 1, 2025	$2,644,064.18	$0.00
June 1, 2026	$3,179,016.03	$0.00
December 1, 2026	$5,774,396.43	$0.00
June 1, 2027	$3,442,326.72	$0.00
December 1, 2027	$5,991,231.58	$0.00
June 1, 2028	$3,691,608.50	$0.00
December 1, 2028	$6,247,100.63	$0.00
June 1, 2029	$3,954,238.88	$0.00
December 1, 2029	$6,516,671.03	$0.00
June 1, 2030	$4,230,932.68	$0.00
December 1, 2030	$6,800,676.46	$0.00
June 1, 2031	$4,522,442.95	$0.00
December 1, 2031	$7,099,889.88	$0.00
June 1, 2032	$4,829,563.10	$0.00
December 1, 2032	$7,415,125.68	$0.00
June 1, 2033	$5,153,129.00	$0.00
December 1, 2033	$7,747,241.81	$0.00
June 1, 2034	$5,494,021.29	$0.00
December 1, 2034	$5,266,323.17	$2,830,819.02
June 1, 2035	$0.00	$5,862,382.11
December 1, 2035	$0.00	$8,494,318.99
June 1, 2036	$0.00	$6,288,488.99
December 1, 2036	$0.00	$8,933,072.73
June 1, 2037	$0.00	$6,766,981.70
December 1, 2037	$0.00	$9,372,333.59
June 1, 2038	$0.00	$7,245,996.58
December 1, 2038	$0.00	$9,865,565.63
June 1, 2039	$0.00	$7,753,867.75
December 1, 2039	$0.00	$10,388,510.41
June 1, 2040	$0.00	$8,292,333.53
December 1, 2040	$0.00	$10,942,957.86
June 1, 2041	$0.00	$8,863,236.97
December 1, 2041	$0.00	$11,530,805.73
June 1, 2042	$0.00	$9,468,532.16
December 1, 2042	$0.00	$12,154,066.08
June 1, 2043	$0.00	$10,110,290.87
December 1, 2043	$0.00	$12,814,872.19
June 1, 2044	$0.00	$10,790,709.72
December 1, 2044	$0.00	$13,515,485.86
June 1, 2045	$0.00	$12,714,371.53
Total Payments	$100,000,000.00	$205,000,000.00

* Preliminary, subject to change.

EXPECTED AMORTIZATION SCHEDULE

Payment Date*	Tranche A-1 Amount*	Tranche A-2 Amount*
Initial Principal Amount	$100,000,000.00	$205,000,000.00
December 1, 2025	$97,355,935.82	$205,000,000.00
June 1, 2026	$94,176,919.79	$205,000,000.00
December 1, 2026	$88,402,523.36	$205,000,000.00
June 1, 2027	$84,960,196.64	$205,000,000.00
December 1, 2027	$78,968,965.06	$205,000,000.00
June 1, 2028	$75,277,356.56	$205,000,000.00
December 1, 2028	$69,030,255.93	$205,000,000.00
June 1, 2029	$65,076,017.05	$205,000,000.00
December 1, 2029	$58,559,346.02	$205,000,000.00
June 1, 2030	$54,328,413.34	$205,000,000.00
December 1, 2030	$47,527,736.88	$205,000,000.00
June 1, 2031	$43,005,293.93	$205,000,000.00
December 1, 2031	$35,905,404.05	$205,000,000.00
June 1, 2032	$31,075,840.95	$205,000,000.00
December 1, 2032	$23,660,715.27	$205,000,000.00
June 1, 2033	$18,507,586.27	$205,000,000.00
December 1, 2033	$10,760,344.46	$205,000,000.00
June 1, 2034	$5,266,323.17	$205,000,000.00
December 1, 2034	$0.00	$202,169,180.98
June 1, 2035	$0.00	$196,306,798.87
December 1, 2035	$0.00	$187,812,479.88
June 1, 2036	$0.00	$181,523,990.89
December 1, 2036	$0.00	$172,590,918.16
June 1, 2037	$0.00	$165,823,936.46
December 1, 2037	$0.00	$156,451,602.87
June 1, 2038	$0.00	$149,205,606.29
December 1, 2038	$0.00	$139,340,040.66
June 1, 2039	$0.00	$131,586,172.91
December 1, 2039	$0.00	$121,197,662.50
June 1, 2040	$0.00	$112,905,328.97
December 1, 2040	$0.00	$101,962,371.11
June 1, 2041	$0.00	$93,099,134.14
December 1, 2041	$0.00	$81,568,328.41
June 1, 2042	$0.00	$72,099,796.25
December 1, 2042	$0.00	$59,945,730.17
June 1, 2043	$0.00	$49,835,439.30
December 1, 2043	$0.00	$37,020,567.11
June 1, 2044	$0.00	$26,229,857.39
December 1, 2044	$0.00	$12,714,371.53
June 1, 2045	$0.00	$0.00

* Preliminary, subject to change

WEIGHTED AVERAGE LIFE SENSITIVITY

		-5% (0.66 Standard Deviations from Mean)		-15% (7.91 Standard Deviations from Mean)
Tranche	Expected Weighted Average Life (Years)(1)	WAL (yrs) (1)	Change (days) (1)(2)	WAL (yrs) (1)	Change (days) (1)(2)
A-1	5.63	5.63	0	5.63	0
A-2	15.70	15.70	0	15.70	0

(1)	Preliminary, subject to change

(2)	Number is rounded to whole days

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) in relation to the initial forecast, the forecast error stays constant over the life of the energy transition bonds and is equal to an overestimate of electricity consumption of 5% (0.66 standard deviations from mean) or 15% (7.91 standard deviations from mean); (ii) the servicer makes timely and accurate filings to make a true-up adjustment to the energy transition charges semi-annually; (iii)  customers remit all energy transition charges 30 days after such charges are billed; (iv) operating expenses are equal to projections; (v) there is no acceleration of the final maturity date of the energy transition bonds; and (vi) the issuance date of the energy transition bonds is March 12, 2025. There can be no assurance that the weighted average lives of the energy transition bonds will be as shown.